Exhibit 99.1

GitLab Appoints Sabrina Farmer as Chief Technology Officer
Former Google VP of Engineering brings more than 25 years of experience to lead GitLab’s software engineering, operations, and customer support teams for the most comprehensive AI-powered DevSecOps platform in the market

SAN FRANCISCO, January 18, 2024 (GLOBE NEWSWIRE) -- All Remote - GitLab Inc., the most comprehensive AI-powered DevSecOps platform, today announced the appointment of Sabrina Farmer as its chief technology officer (CTO).

Farmer will lead GitLab’s software engineering, operations, and customer support teams to execute the company's technical vision and strategy and oversee the development and delivery of GitLab's products.

She joins GitLab after a 19-year career at Google where she most recently served as vice president of engineering, core infrastructure. During her tenure with Google, she was directly responsible for the reliability, performance, and efficiency of all of Google's billion-user products and infrastructure.

A long-time advocate for women in technology, Farmer earned a B.S. in Computer Science at the University of New Orleans, where she established two scholarships to help level the playing field for inclusion and empowerment in technology.

Supporting Quotes
“Sabrina is a seasoned technology leader with an incredible track record of building and scaling teams, processes, and technologies that power the world’s most successful applications that billions of people rely on every day,” said Sid Sijbrandij, co-founder and CEO, GitLab. “I am confident that Sabrina’s leadership will continue to inspire our team members as we innovate our AI-powered DevSecOps platform to enable customers to boost speed and efficiency without sacrificing privacy, security, and compliance.”

“Developers and the wider user community love GitLab because it streamlines the development process, and enterprises look to GitLab to consolidate tools, reduce integration costs, and increase productivity,” said Sabrina Farmer, CTO, GitLab. “From GitLab’s culture of transparency to defining the DevSecOps category, I’m thrilled to join at such an exciting time in the company’s trajectory and look forward to working with the engineering team and leaders across the company to deliver technology that enables our customers to build and deliver secure software faster.”

About GitLab
GitLab is the most comprehensive, scalable enterprise DevSecOps platform for software innovation. GitLab enables organizations to increase developer productivity, improve operational efficiency, reduce security and compliance risk, and accelerate digital transformation. More than 30 million registered users and more than 50% of the Fortune 100 trust GitLab to ship better, more secure software faster.